Exhibit 5.1

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

August 7, 2023

Carmell Corporation

2403 Sidney Street, Suite 300

Pittsburgh, Pennsylvania 15203

Re:	Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) on August 7, 2023 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by Carmell Corporation, a Delaware corporation (the “Company”), of up to an aggregate of 3,976,997 shares (the “Shares”) of Common Stock, $0.00001 par value per share, issuable upon exercise of certain private placement warrants and public warrants of the Company (the “Warrants”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares when and if issued upon exercise of the Warrants in accordance with the terms of the Warrants, will have been duly authorized and will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Carmell Corporation.

August 7, 2023

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP